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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Pogo Producing Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

March 29, 2004

Dear Shareholders of Pogo Producing Company:

      You are cordially invited to attend the 2004 Annual Meeting of Shareholders of Pogo Producing Company, which will be held in the Century II Ballroom, Renaissance Houston Hotel, Six Greenway Plaza, Houston, Texas 77046, on Tuesday, April 27, 2004, at 10:00 a.m., Houston time. The Century Room is accessible to the disabled.

      At the meeting, you will be asked to consider and vote upon: (1) election of two directors, each for a term of three years; (2) approval of the 2004 Incentive Plan; (3) ratification of the appointment of independent public accountants to audit our financial statements; and (4) such other business as may properly come before the meeting or any postponement or adjournment thereof.

      We hope that you will find it convenient to attend the meeting in person. However, whether or not you expect to attend, in order to assure your representation at the meeting and the presence of a quorum, please date, sign and promptly mail the enclosed proxy. A return envelope is provided, and no postage need be affixed if mailed in the United States.

Sincerely,

PAUL G. VAN WAGENEN
Chairman of the Board

5 GREENWAY PLAZA, SUITE 2700 HOUSTON, TEXAS 77046-0504 — P.O. BOX 2504 HOUSTON, TEXAS 77252-2504 — 713/297-5000 FAX 713/297-5100

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
VOTING OF SHARES
REVOCABILITY OF PROXIES
ELECTION OF TWO DIRECTORS
NOMINEES
CURRENT DIRECTORS WITH TERMS EXPIRING IN 2005 AND 2006
ORGANIZATION AND ACTIVITY OF THE BOARD OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE
AUDIT FEES
AUDIT COMMITTEE POLICIES AND PROCEDURES FOR PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES
COMMON STOCK OWNED BY DIRECTORS AND OFFICERS
PRINCIPAL SHAREHOLDERS
EXECUTIVE COMPENSATION
Comparison of Five-Year Cumulative Total Shareholder Return
PROPOSAL TO APPROVE THE 2004 INCENTIVE PLAN
RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
ANNUAL REPORT
PROPOSALS BY SECURITY HOLDERS AND ADVANCE NOTICE PROCEDURES
CHANGE IN THE REGISTRANT’S CERTIFYING ACCOUNTANT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE AND OTHER MATTERS
OTHER BUSINESS

P.O. Box 2504
Houston, Texas 77252-2504

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on April 27, 2004

TO THE SHAREHOLDERS OF

POGO PRODUCING COMPANY:

      Notice is hereby given that the Annual Meeting of Shareholders of Pogo Producing Company (the “Company”) will be held in the Century II Ballroom, Renaissance Houston Hotel, Six Greenway Plaza, Houston, Texas 77046, on Tuesday, April 27, 2004, at 10:00 a.m., Houston time, for the following purposes:

1. To elect two members of the board of directors to serve until the 2007 annual meeting;

2. To vote on approval of the Company’s 2004 Incentive Plan, as more fully described in the accompanying proxy statement;

3. To vote on ratification of the appointment of PricewaterhouseCoopers LLP, independent accountants, to audit the financial statements of the Company for the year 2004; and

4. To transact such other business as may properly come before the meeting.

      Shareholders of record at the close of business on March 12, 2004, are entitled to notice of and to vote at the meeting or any postponement or adjournment thereof.

      You are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, however, you are requested to sign, date and return the accompanying proxy as soon as possible.

By Order of the Board of Directors,

GERALD A. MORTON
Corporate Secretary

PROXY STATEMENT

       This proxy statement is furnished in connection with the solicitation of proxies by the board of directors (the “Board of Directors”) of Pogo Producing Company (the “Company”) to be voted at the Annual Meeting of Shareholders to be held at the time and place and for the purposes set forth in the accompanying notice.

      This proxy statement and the accompanying proxy card are being mailed to shareholders beginning on or about March 29, 2004. The Company will bear the costs of soliciting proxies in the accompanying form. In addition to the solicitation of proxies by mail, proxies may also be solicited by telephone, telegram or personal interview by officers and regular employees of the Company. The Company also expects to retain D. F. King & Co., Inc., a professional proxy soliciting firm, to assist in the solicitation of proxies. The Company anticipates that the fees and expenses it will incur for these services will be less than $30,000. The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock.

VOTING OF SHARES

      As of the close of business on March 12, 2004, the record date for determining shareholders entitled to vote at the meeting, the Company had outstanding and entitled to vote 63,826,624 shares of common stock, par value $1 per share (“Common Stock”). The Company has no other class of stock outstanding. Each share of Common Stock is entitled to one vote with respect to the matters to be acted upon at the meeting. Shareholders are not allowed to cumulate votes in the election of directors. The presence, in person or by proxy, of the holders of a majority of the votes represented by outstanding shares of Common Stock is necessary to constitute a quorum at the annual meeting.

      You may vote for all, some or none of the nominees for director. The votes of a plurality of the shares of Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting of Shareholders is sufficient to elect directors. The vote required to approve the Company’s 2004 Incentive Plan and for the ratification of the appointment of PricewaterhouseCoopers LLP to audit the financial statements of the Company for 2004 is a majority of the votes cast on the matter. For approval of the Company’s 2004 Incentive Plan, the total votes cast on the proposal must also exceed 50% of the shares entitled to vote on the matter. Abstentions and broker non-votes are not counted as voted either for or against and therefore have no effect on the outcome of the proposal for ratification provided the total votes cast exceed 50% of the shares entitled to vote.

      All duly executed proxies received before the meeting will be voted in accordance with the choices specified thereon. As to a matter for which no choice has been specified in a proxy, the shares represented thereby will be voted by the persons named in the proxy (1) FOR the election as directors of the two nominees listed herein, (2) FOR approval of the Company’s 2004 Incentive Plan, (3) FOR ratification of the appointment of PricewaterhouseCoopers LLP, independent accountants, to audit the financial statements of the Company for 2004 and (4) in the discretion of the persons named in the proxy in connection with any other business that may properly come before the meeting.

REVOCABILITY OF PROXIES

      Shareholders have the right to revoke their proxies at any time prior to the voting of their proxies at the meeting by (i) filing a written revocation with the secretary of the Company at the address set forth on the attached Notice of Annual Meeting of Shareholders, (ii) giving a duly executed proxy bearing a later date, or (iii) attending the annual meeting and voting in person. Attendance by shareholders at the annual meeting will not, of itself, revoke their proxies.

ELECTION OF TWO DIRECTORS

      Unless contrary instructions are set forth on the proxies, it is intended that the persons named in the proxy will vote all shares represented by proxies FOR the election as directors of Messrs. Jerry M. Armstrong and Paul G. Van Wagenen.

      If the two nominees are elected at this meeting, each will serve for a term of three years ending in 2007, unless prior to that date they resign, are re-elected or removed from office. The Restated Certificate of Incorporation of the Company, as amended, provides for the classification of the Board of Directors into three classes having staggered terms of three years each. The five continuing directors named below in the section “Directors With Terms Expiring in 2005 and 2006” will not stand for election at this meeting, as their present terms expire in either 2005 or 2006. Should either Messrs. Armstrong or Van Wagenen become unable or unwilling to accept nomination or election, the persons acting under the proxy will vote for the election of such other person as the Board of Directors may recommend. Management has no reason to believe that either of the nominees will be unable or unwilling to serve if elected to office. Proxies cannot be voted for more than two nominees, including those listed below.

NOMINEES

      The following table sets forth information concerning the two nominees for election as directors at the 2004 Annual Meeting of Shareholders, all of whom are current directors of the Company, including the business experience of each during the past five years.

Name and Business Experience

Jerry M. Armstrong is currently engaged in the ranching business and managing his personal investments. Prior to his retirement five years ago, Mr. Armstrong was a senior partner with a public accounting firm for more than five years. Mr. Armstrong, 68, has served as a Director of the Company since 1998 and currently serves as Chairman of the Compensation Committee and as a member of the Nominating and Corporate Governance, Executive and Management Committees.

Paul G. Van Wagenen has been Chairman of the Board, President and Chief Executive Officer of the Company for more than the last five years. Mr. Van Wagenen, 58, has served as a Director of the Company since 1988 and currently serves as the Chairman of the Executive Committee.

CURRENT DIRECTORS WITH TERMS EXPIRING IN 2005 AND 2006

      The following table sets forth information concerning the five directors of the Company not standing for re-election at the 2004 Annual Meeting of Shareholders, including the business experience of each during the last five years.

Name and Business Experience

Robert H. Campbell has been a Managing Director of Lehman Brothers and Lehman’s Director of Public Finance, North Pacific Division, for more than five years. Mr. Campbell, 56, has served as a Director of the Company since 1999 and currently serves as Chairman of the Nominating and Corporate Governance Committee and as a member of the Executive, Compensation and Management Committees. His present term expires in 2005.

William L. Fisher is and has been a Professor of Geological Sciences and occupant of the Barrow Chair of Mineral Resources at the University of Texas at Austin for more than five years. Dr. Fisher, 71, has served as a Director of the Company since 1992 and currently serves as the Chairman of the Management Committee and as a member of the Audit Committee. His present term expires in 2006.

Gerrit W. Gong is and has been an Assistant to the President of Brigham Young University for Planning and Assessment and a Senior Associate at the Center for Strategic and International Studies in Washington, D.C. since 2001. Prior to that, Dr. Gong served as the Director of Asian Studies for the Center for Strategic and International Studies in Washington, D.C. for more than five years. Dr. Gong, 50, has served as a Director of the Company since 1993 and currently serves as a member of the Audit and Management Committees. His present term expires in 2006.

Carroll W. Suggs is currently active in a number of business, educational and charitable endeavors. She retired as Chairman and Chief Executive Officer of Petroleum Helicopters, Inc. in September 2001. Among other activities, she is on the boards of the Tulane University A. B. Freeman School of Business, the United Way of Greater New Orleans, and the Flight Safety Foundation. Mrs. Suggs, 65, has served as a Director of the Company since 2002 and currently serves on the Nominating and Corporate Governance, Compensation and Management Committees. She also serves as a director of GlobalSantaFe Corporation and Whitney Holding Corporation. Her present term expires in 2006.

Stephen A. Wells has been President of Wells Resources Inc. for more than five years. Mr. Wells, 60, has served as a Director of the Company since 1999 and currently serves as Chairman of the Audit Committee and as a member of the Executive and Management Committees. Mr. Wells also serves as a director of Oil States International, Inc. and Crosstex Energy GP, LLC. His present term expires in 2005.

ORGANIZATION AND ACTIVITY OF THE BOARD OF DIRECTORS

      The Board of Directors currently includes five standing committees: the Executive Committee, the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Management Committee. From time to time, additional committees are appointed by the Board of Directors as needed. As of the date of this Proxy Statement, the five standing committees were comprised of the following members: the Executive Committee was comprised of Messrs. Van Wagenen (Chairman), Armstrong, Campbell and Wells; the Audit Committee was comprised of Messrs. Wells (Chairman), Fisher and Gong; the Compensation Committee was comprised of Messrs. Armstrong (Chairman) and Campbell and Mrs. Suggs; the Nominating and Corporate Governance Committee was comprised of Messrs. Campbell (Chairman) and Armstrong and Mrs. Suggs; and the Management Committee was comprised of Messrs. Fisher (Chairman), Armstrong, Campbell, Gong and Wells and Mrs. Suggs.

      Based on then-proposed listing standards of the New York Stock Exchange relating to independence of directors, the Board of Directors determined that all members of the Board of Directors, other than Mr. Van Wagenen, are independent within the meaning of the listing standards. Among other things, the Board of Directors took into account that none of the independent directors had directly or indirectly engaged in a transaction or had any relationship with the Company of the type addressed in the requirements for proxy statement disclosure that are required to be disclosed, or received any compensation from the Company, other than for services as a director or member of one or more committees of the Board of Directors. The Board of Directors is expected to reaffirm the independence determinations based on the final listing standards prior to the annual meeting, at which time the independence requirements will become effective for the Company. Under the listing standards, a majority of the Company’s directors will be required to be independent and the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee will each be required to be comprised solely of members who are independent.

The Audit Committee

      Among other responsibilities, the functions of the Audit Committee include: retention and oversight of the firm of independent public accountants to be engaged to audit the financial statements of the Company; pre-approval of audit and non-audit services, including engagement fees and terms; meeting with the auditors and financial management of the Company to review the scope of the proposed audit; following the audit, reviewing results of the audit with the independent auditor; reviewing with the auditors and Company officers the Company’s significant accounting policies and its internal control policies and procedures; providing opportunities for the auditors to meet with the Audit Committee and Company officers; resolution of any disagreements between management and the independent accountants; reviewing the Company’s annual and quarterly financial statements prior to their being filed with the Securities and Exchange Commission (the “SEC”); reporting on matters discussed at Audit Committee meetings to the Board of Directors; investigating any matters brought to its attention within the scope of its duties, including any allegations brought before the Committee regarding violations of the Company’s Code of Business Conduct and Ethics; meeting with Company’s internal accounting staff; and other general responsibilities in connection with related matters. A copy of the amended and restated Audit Committee Charter is available for review on the Company’s website at www.pogoproducing.com under “Corporate Profile.” The 2004 report of the Audit Committee is included in this Proxy Statement.

      The Board of Directors has determined that all members of the audit committee are independent within the meaning of Rule 10A-3 under the Securities Exchange Act of 1934 and the current independence requirements of the New York Stock Exchange for audit committee members. It has also determined that Mr. Wells is an audit committee financial expert within the meaning of the regulations adopted by the SEC.

The Compensation Committee

      The principal responsibilities of the Compensation Committee include: evaluating the Company’s director, officer and key employee compensation plans, polices and programs and making recommendations to the Board of Directors with respect to equity-based and other incentive compensation plans; administering employment contracts with certain officers of the Company; and administering long-term compensation under the Company’s incentive plans, including the granting of restricted stock, stock options and bonuses to key employees. It also has the sole authority, to the extent it deems necessary, to retain and terminate compensation consultants, and legal, accounting or other advisors to assist the committee in fulfilling its responsibilities. A copy of the Compensation Committee Charter is available for review on the Company’s website at www.pogoproducing.com under “Corporate Profile.” The 2004 report of the Compensation Committee is included in this Proxy Statement.

The Nominating and Corporate Governance Committee

      The primary responsibilities of the Nominating and Corporate Governance Committee include: identifying, reviewing, approving and recommending, for the approval of the Board of Directors, potential nominees for election to the Board of Directors; recommending membership on standing committees to the Board of Directors; leading the Board of Directors in its annual review of the Board of Directors’ performance and establishing, periodically reviewing and recommending to the Board of Directors any updates to the Company’s Corporate Governance Guidelines and Code of Business Conduct and Ethics. Copies of both of these documents, together with the Nominating and Corporate Governance Committee Charter, can be found on the Company’s website at www.pogoproducing.com under “Corporate Profile.” The Code of Business Conduct and Ethics includes the code of ethics applicable to the Company’s Chief Executive Officer Chief Financial Officer and principal accounting officer or controller required by SEC regulations. Information regarding amendments to, or waivers of, these code provisions applicable to these individuals will be posted at the same website location. The members of the Nominating and Corporate Governance Committee meet the applicable requirements for independence under the listing standards of the New York Stock Exchange.

      In assessing the qualifications of candidates for director, the Nominating and Corporate Governance Committee considers, in addition to qualifications set forth in the Company’s bylaws, each potential nominee’s personal and professional integrity, experience, reputation, skills, ability and willingness to devote the time and effort necessary to be an effective member of the Board of Directors, and commitment to acting in the best interests of the Company and its shareholders. The Nominating and Corporate Governance Committee also considers requirements under the listing standards of the New York Stock Exchange for a majority of independent directors, as well as qualifications applicable to membership on the committees of the Board of Directors under the listing standards and various regulations. Consideration is also given to the Board of Directors’ having an appropriate mix of backgrounds and skills. The Nominating and Corporate Governance Committee makes recommendations to the Board of Directors, which in turn makes the nominations for consideration by the shareholders.

      Suggestions for potential nominees for director can come to the Nominating and Corporate Governance Committee from a number of sources, including incumbent directors, officers, executive search firms and others. If an executive search firm is engaged for this purpose, the Nominating and Corporate Governance Committee has sole authority with respect to the engagement. The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders. The extent to which the Nominating and Corporate Governance Committee dedicates time and resources to the consideration and evaluation of any potential nominee brought to its attention depends on the information available to it about the qualifications and suitability of the individual, viewed in light of the needs of the Board of Directors, and is at the Nominating and Corporate Governance Committee’s discretion. The Nominating and Corporate Governance Committee evaluates the desirability for incumbent directors to continue on the Board of Directors following the expiration of their respective terms, and conducts a more detailed review of each director’s suitability to continue on the Board of Directors following alternate expirations of the director’s term (i.e., generally every six years).

      Shareholders may submit the names and other information regarding individuals they wish to be considered for nomination as directors by writing to the Chairman of the Nominating and Corporate Governance Committee at the address of the Company’s principal executive offices indicated on the first page of this proxy statement. In order to be considered, submissions of potential nominees should be made no later than September 30 in the year prior to the annual meeting at which they would be nominated.

The Management Committee

      The Management Committee is comprised of all of the members of the Board of Directors who are not officers of the Company, all of whom currently are also independent under the listing standards of the New York Stock Exchange, as described above. The primary purpose of this committee is to promote open discussion in regular executive sessions among the directors who are not officers. The director who presides at meetings of the Management Committee is chosen by the Management Committee and is currently Dr. Fisher. Interested parties who wish to make concerns known to the Management Committee may communicate directly with the members of the Management Committee as a group by making a submission in writing to the Management Committee of the Board of Directors in care of the Company’s Corporate Secretary at the address indicated on the attached Notice of Annual Meeting.

Attendance at Meetings

      The Board of Directors held eight meetings during 2003. The Audit Committee held five meetings during the year. The Compensation Committee held six meetings during 2003 and the Nominating and Corporate Governance Committee held four meetings. The Management Committee met once during 2003. Each of the Company’s directors attended every meeting of the Board of Directors and each committee on which he or she served during 2003.

      Directors typically attend annual meetings of shareholders. All directors attended the 2003 Annual Meeting of Shareholders.

Process for Shareholder Communications with the Board of Directors

      In addition to the procedure for communications with the Management Committee described above, the Board of Directors will receive communications in writing from shareholders. Any such communications should be addressed to the Board of Directors in care of the Company’s Corporate Secretary at the address indicated on the attached Notice of Annual Meeting.

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee of the Board of Directors has met with PricewaterhouseCoopers LLP, the independent auditors of the Company’s financial statements for the year ended December 31, 2003, and reviewed their work and discussed with them their independence. Following this meeting, the Audit Committee issued the following report:

The Audit Committee of Pogo Producing Company’s Board of Directors (hereinafter referred to as the “Audit Committee”) is composed of three directors who are independent under New York Stock Exchange listing standards and operates under a written charter approved by the Audit Committee and the Board of Directors. The Audit Committee is directly responsible for the appointment, compensation and oversight of the public accounting firm engaged to audit the Company’s financial statements. Customarily, as is the case this year, the Audit Committee submits this appointment to the shareholders for ratification.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. However, the Audit Committee’s role does not provide any special assurances with regard to the Company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors.

In this context, the Audit Committee has met and held discussions with management and the independent accountants. The Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. This review included a discussion of the quality and acceptability of the Company’s financial reporting and controls. The Audit Committee also discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61 (Communication with Audit Committees), as updated by SAS No. 89 (Audit Adjustment) and SAS No. 90 (Audit Committee Communications).

The Company’s independent accountants also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm’s independence.

Based on the Audit Committee’s review and discussions with management and the independent accountants referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

THE AUDIT COMMITTEE:

Stephen A. Wells, Chairman
William L. Fisher
Gerrit W. Gong

AUDIT FEES

      On April 22, 2003, the Board of Directors retained PricewaterhouseCoopers LLP as its principal auditor to audit the Company’s financial statements for 2003 and to provide certain other services. Set forth below are the amounts billed by PricewaterhouseCoopers LLP for services provided to the Company for 2002 and 2003 by PricewaterhouseCoopers LLP:

	2002	2003

Audit Fees(1)	$632,937	$793,034
Audit-Related Fees(2)	97,917	122,857
Tax Fees(3)	966,625	643,000
All Other Fees	—	—

Total Fees	$1,697,479	$1,558,891

(1)	Audit fees include fees for audit or review services in accordance with generally accepted auditing standards plus fees for statutory audits, attest services, consents and assistance with a review of documents filed with the SEC.

(2)	Audit-related fees include fees for services for employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultations and audits in connection with acquisitions, internal control reviews, attest services that are not required by statute or regulation, consultations concerning financial accounting and reporting standards and advisory services associated with the Company’s preparation for Sarbanes-Oxley Section 404.

(3)	Tax fees include fees for all services for tax compliance services, tax planning and tax advice. Of the aggregate amount, fees for compliance and return preparation assistance were $311,496 in 2002 and $493,200 in 2003.

      In issuing its report set forth above, the Audit Committee considered whether the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining auditor independence.

AUDIT COMMITTEE POLICIES AND PROCEDURES FOR

PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES

      The Audit Committee is responsible for pre-approving audit and non-audit services performed by the independent auditor in order to assure that the provision of those services does not impair the auditor’s independence. Unless a service to be provided by the independent auditor has been pre-approved by the Audit Committee under an annual pre-approval policy framework adopted by the Audit Committee, it will require specific pre-approval of the engagement terms by the Audit Committee. The Audit Committee’s pre-approval policy contemplates that each year, the Audit Committee will designate detailed categories of recurring or foreseeable specified audit services, audit-related services, tax services and other services may be performed without further specific engagement pre-approval. The pre-approval policy framework must be sufficiently detailed as to the particular services to be provided so that it does not result in a delegation of the Audit Committee’s pre-approval responsibility to management, and must be sufficiently objective so that no judgments by management are required to determine whether a specific service falls within the scope of what has been pre-approved. The Audit Committee may delegate pre-approval authority to one or more of its members, including to a subcommittee of the Audit Committee. As contemplated by these procedures, the Audit Committee has approved a pre-approval policy framework listing specified audit and non-audit services and determining that the types of non-audit services proposed to be performed by the independent auditor will not affect its independence.

      The Audit Committee will receive regular reports informing it of the status of each service being performed pursuant to its pre-approval policy framework. The Audit Committee may adjust, supplement or revise its policy framework for pre-approval of services more frequently than annually, as it deems necessary or appropriate. Pre-approval requirements extend not only to audit and non-audit services performed for the Company, but also to those performed for the Company’s subsidiaries.

      Requests to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Chief Accounting Officer, Chief Financial Officer or Controller, and must include a joint statement that, in their view, the nature or type of service is not a prohibited non-audit service under the SEC’s rules on auditor independence. With respect to each proposed pre-approved service, the independent auditor provides to the Audit Committee detailed back-up documentation regarding specific services being provided.

      During 2003, no pre-approval requirements were waived for services included in the Audit-Related Fees, Tax Fees and All Other Fees captions of the fee table above pursuant to the limited waiver provisions in applicable rules of the SEC.

COMMON STOCK OWNED BY DIRECTORS AND OFFICERS

      The following table sets forth information regarding the Common Stock beneficially owned by each of the Company’s directors, the executive officers named in the Summary Compensation Table that appears under “Executive Compensation” and all of the directors and executive officers of the Company as a group, based on information as of March 12, 2004. None of these individuals beneficially own any other equity securities of the Company or any of its subsidiaries.

	Number of
	Shares
	Beneficially		Percent of
Name	Owned(1)		Class(2)

Jerry M. Armstrong	28,000	(3)	*
Robert H. Campbell	25,000	(3)	*
William L. Fisher	15,000	(4)	*
Gerrit W. Gong	25,000	(3)	*
Carroll W. Suggs	10,500	(4)	*
Paul G. Van Wagenen	453,279	(5)	*
Stephen A. Wells	46,000	(6)	*
Stuart P. Burbach	58,533	(7)	*
Stephen R. Brunner	51,132	(8)	*
Jerry A. Cooper	54,969	(9)	*
John O. McCoy, Jr.	66,563	(10)	*
All directors and executive officers as a group (16 persons)	990,861	(11)	1.6%

(1)	Under regulations of the SEC, shares are deemed to be “beneficially owned” by a person if he or she directly or indirectly has or shares the power to vote or to dispose of such shares, whether or not he or she has any economic interest in such shares. In addition, a person is deemed to own beneficially any shares as to which he or she has the right to acquire beneficial ownership within 60 days, such as by exercise of an option or by conversion of another security. Each person has sole power to vote and dispose of the shares listed opposite his or her name except as indicated in other footnotes. Percentages are rounded to the nearest one-hundredth of one percent.

(2)	An asterisk indicates less than 1%.

(3)	The shares listed include 25,000 shares subject to options exercisable within 60 days.

(4)	The shares listed include 10,000 shares subject to options exercisable within 60 days.

(5)	The shares listed include 333,333 shares subject to options exercisable within 60 days, 35,637 shares held for Mr. Van Wagenen under the Company’s Tax-Advantaged Savings Plan and 27,519 shares of Common Stock subject to transfer and other restrictions under the Company’s incentive plans.

(6)	The shares listed include 20,000 shares subject to options exercisable within 60 days.

(7)	The shares listed include 34,000 shares subject to options exercisable within 60 days, 9,112 shares held for Mr. Burbach under the Company’s Tax-Advantaged Savings Plan and 10,840 shares of Common Stock subject to transfer and other restrictions under the Company’s incentive plans.

(8)	The shares listed include 27,000 shares subject to options exercisable within 60 days, 7,298 shares held for Mr. Brunner under the Company’s Tax-Advantaged Savings Plan and 10,840 shares of Common Stock subject to transfer and other restrictions under the Company’s incentive plans.

(9)	The shares listed include 27,000 shares subject to options exercisable within 60 days, 13,095 shares held for Mr. Cooper under the Company’s Tax-Advantaged Savings Plan and 10,840 shares of Common Stock subject to transfer and other restrictions under the Company’s incentive plans.

(10)	The shares listed include 39,333 shares subject to options exercisable within 60 days, 12,906 shares held for Mr. McCoy under the Company’s Tax-Advantaged Savings Plan and 10,840 shares of Common Stock subject to transfer and other restrictions under the Company’s incentive plans.

(11)	The shares listed include 659,666 shares subject to options exercisable within 60 days, 85,279 shares held for such individuals under the Company’s Tax-Advantaged Savings Plan and 104,903 shares subject to transfer and other restrictions under the Company’s incentive plans.

PRINCIPAL SHAREHOLDERS

      The following table sets forth, with respect to each person (or “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) who is known by the Company to be the beneficial owner of more than 5% of the Common Stock of the Company, the number of shares beneficially owned as of March 12, 2004 or, as applicable, the date of filing of the document indicated in footnote (1) to the following table, together with the percentage of the Company’s shares outstanding as of March 12, 2004, which such amount represents.

	Beneficial Ownership(1)

	Shares		Percentage

PRIMECAP Management Company	5,804,396	(2)	9.1%
225 South Lake Avenue, No. 400
Pasadena, California 91101-3005
State Farm Mutual Automobile Insurance Company	5,520,077	(3)	8.7%
and certain affiliates
One State Farm Plaza
Bloomington, Illinois 61710
Capital Research and Management Company	4,858,900	(4)	7.6%
333 South Hope St.
Los Angeles, California 90071

(1)	For the definition of beneficial ownership, see footnote (1) to table under the preceding caption, “Common Stock Owned by Directors and Officers.” Information in the table and footnotes is based on the most recent Statements on Schedule 13G or 13D or amendment filed by respective reporting persons with the SEC, except as otherwise known to the Company.

(2)	PRIMECAP Management Company reported sole voting power with respect to 912,196 shares and sole dispositive power with respect to all 5,804,396 shares. In addition, in a separate filing on Schedule 13G, Vanguard PRIMECAP Fund, a fund that the Company believes is managed by PRIMECAP Management Company, reported sole voting power and shared dispositive power with respect to 3,260,000 of such shares.

(3)	Of the reported holdings, 3,180,145 shares are reported as beneficially owned by State Farm Mutual Automobile Insurance Company, 957,766 shares by State Farm Life Insurance Company, 1,235,766 shares by State Farm Insurance Companies Employee Retirement Trust and 146,400 shares by State Farm Fire and Casualty Company. The Schedule 13G filed jointly by these entities indicates that they may be deemed to constitute a group but states that each entity disclaims beneficial ownership as to all shares not specifically attributed to such entity in this footnote and disclaims that it is part of a group. Each entity reported sole voting and dispositive power with respect to the shares it beneficially owns.

(4)	Capital Research and Management Company reported no voting power with respect to any shares and sole dispositive power with respect to all 4,858,900 shares.

EXECUTIVE COMPENSATION

      I. Summary Compensation Table. The following table (the “Summary Compensation Table”) sets forth certain information regarding annual and long-term compensation of each of the named executive officers of the Company during 2001, 2002 and 2003.

Summary Compensation Table

					Long-Term Compensation
					Awards
	Annual Compensation
					Restricted		Securities
				Other Annual	Stock		Underlying	All Other
Name and Principal Position	Year	Salary($)	Bonus($)	Compensation($)(1)	Awards($)		Options(#)	Compensation($)

Paul G. Van Wagenen	2003	1,237,500	166,667	—	1,049,625	(2)	—	345,333	(3)
Chairman of the Board,	2002	1,084,375	350,000	—	150,000		225,000	161,000
President and Chief	2001	952,500	134,000	—	133,000		200,000	143,500
Executive Officer
Stuart P. Burbach	2003	444,375	66,667	—	419,850	(2)	—	145,333	(3)
Executive Vice President	2002	413,125	125,000	—	50,000		30,000	61,000
Exploration	2001	375,000	50,000	—	50,000		36,000	60,500
Stephen R. Brunner	2003	353,750	66,667	—	419,850	(2)	—	145,333	(3)
Executive Vice	2002	299,750	125,000	—	50,000		30,000	61,000
President — Operations	2001	248,675	35,000	—	35,000		27,000	45,500
Jerry A. Cooper	2003	335,000	66,667	—	419,850	(2)	—	145,333	(3)
Executive Vice President	2002	304,750	125,000	—	50,000		30,000	61,000
and Regional Manager —	2001	264,375	40,000	—	40,000		27,000	50,500
Western United States
John O. McCoy, Jr.	2003	335,000	66,667	—	419,850	(2)	—	145,333	(3)
Executive Vice President	2002	304,750	125,000	—	50,000		30,000	61,000
and Chief Administrative
Officer	2001	264,375	40,000	—	40,000		27,000	50,500

(1)	No executive received perquisites or other personal benefits in any year shown which exceeded the lesser of $50,000 or 10% of the sum of his salary and bonus.

(2)	This amount represents the fair market value at their grant date (August 1, 2003) of unvested restricted stock awards made to the named individuals pursuant to the Incentive Plans. The participants receive dividends on the restricted stock and each award will vest in four equal increments beginning annually on August 1, 2004, contingent upon, among other things, the officer’s continued employment on those dates. As of December 31, 2003, the aggregate unvested restricted share holdings and their value (based upon a per share price of $48.30, the closing price of the Common Stock as reported on The New York Stock Exchange, Inc. Composite Transactions Reporting System for December 31, 2003) of each of the named individuals were: Mr. Van Wagenen, 27,519 shares worth $1,329,168 and for Messrs. Burbach, Brunner, Cooper and McCoy, 10,840 shares worth $523,572. Dividends on the Common Stock referred to in this column are not payable until such shares become fully vested as described above.

(3)	The amounts reported for 2003 represent (a) Company matching contributions to the Tax-Advantaged Savings Plan of $12,000 for each of the named individuals and (b) the right to receive a deferred cash bonus pursuant to the Incentive Plans. The deferred cash bonus vests in two equal increments, on August 1, 2004 and August 1, 2005, contingent upon, among other things, the officer’s continued employment on those dates. The deferred amount of the cash bonus is payable in the following amounts: Mr. Van Wagenen, $333,333, Messrs. Burbach, Brunner, Cooper and McCoy, $133,333.

      II. Stock Option and Incentive Plans. No stock options or stock appreciation rights were granted to Messrs. Van Wagenen, Burbach, Brunner, Cooper and McCoy during 2003.

      2003 Option Exercises and December 31, 2003 Values Table. Shown below is information with respect to unexercised options to purchase Common Stock granted under the Company’s stock option plans to the named executive officers and held by them at December 31, 2003, as well as options exercised during 2003.

Aggregated Option Exercises in 2003 and Option Values at December 31, 2003

			Number of Unexercised	Value of Unexercised In-
	Shares		Options Held at	The-Money Options at
	Acquired on	Value	December 31, 2003	December 31, 2003(1)
Name	Exercise	Realized($)	Exercisable/Unexercisable	Exercisable/Unexercisable

Paul G. Van Wagenen	319,000	5,966,050	333,333/216,667	$8,025,137/$4,347,425
Stuart P. Burbach	148,000	2,791,370	34,000/32,000	803,460/652,860
Stephen R. Brunner	56,667	1,038,614	27,000/29,000	620,920/582,270
Jerry A. Cooper	41,000	813,335	27,000/29,000	620,920/582,270
John O. McCoy, Jr.	24,000	462,560	39,333/29,000	920,140/582,270

(1)	Based on the per share closing price of the Common Stock as reported on The New York Stock Exchange, Inc.’s Composite Transactions Reporting System for December 31, 2003 ($48.30).

      III. Retirement Plan. The Company maintains a noncontributory retirement plan (the “Retirement Plan”), covering all salaried employees, under which the Company annually makes such contributions as are actuarially necessary to provide the retirement benefits established under such plan. The following table shows estimated annual benefits payable under the Retirement Plan upon retirement at age 65, based on average annual covered compensation during the five highest consecutive years of the ten years before retirement, to persons having the average compensation levels and years of service specified in the table. The amounts in this table are computed based on a single-life annuity and presented without deduction for Social Security or any other offset amounts.

Pension Plan Table

Average Annual	Years of Service at Retirement
Covered Compensation
Before Retirement	15 Years	20 Years	25 Years	30 Years	35 Years

$ 200,000	$57,570	$76,760	$95,950	$115,140	$134,330
400,000	117,570	156,760	195,950	235,140	274,330
600,000	177,570	236,760	295,950	355,140	414,330
800,000	237,570	316,760	395,950	475,140	554,330
1,000,000	297,570	396,760	495,950	595,140	694,330
1,200,000	357,570	476,760	595,950	715,140	834,330
1,400,000	417,570	556,760	695,950	835,140	974,330
1,600,000	477,570	636,760	795,950	955,140	1,114,330
1,800,000	537,570	716,760	895,950	1,075,140	1,254,330

      Benefits under the Retirement Plan are based on a percentage of covered compensation (which is generally salary), length of service and certain other factors and are payable upon normal retirement at age 65, upon early retirement at age 55 or after termination of employment under certain circumstances. The Retirement Plan provides that annual benefits under such plan are limited to the maximum amount prescribed by sections 415 and 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”), for pensions payable under tax-qualified retirement plans. For 2004, the Code provides that the annual compensation of each employee that is to be taken into account under the Retirement Plan cannot exceed $205,000, and the maximum allowable pension benefit payable under such plan would be limited to $165,000. In order to maintain benefit levels under the Retirement Plan to which they would otherwise be entitled but for limitations prescribed by the Code, as part of his employment contract, the Company has agreed to supplement Mr. Van Wagenen’s (and his spouse’s) benefits under the Retirement Plan in the event and to the extent that these Code limitations reduce the retirement benefits that would otherwise be payable to them under the Retirement Plan. In addition, Mr. Van Wagenen’s employment contract provides that his aggregate pension and supplemental benefit is determined on the basis of covered compensation equal to his salary plus cash bonus (including deferred cash bonus).

      Messrs. Van Wagenen, Burbach, Brunner, Cooper and McCoy have approximately twenty-five, sixteen, ten, twenty-four and twenty-six credited years of service, respectively, under the Retirement Plan.

      IV. Tax-Advantaged Savings Plan. The Company has a Tax-Advantaged Savings Plan (the “Savings Plan”) in which all salaried employees may participate. Under the Savings Plan, a participating employee may currently allocate up to 30% of such employee’s salary as a tax-deferred contribution (subject to a maximum dollar limitation in 2004 of $13,000, and an additional $3,000 if participating employee turns 50 during 2004), and the Company makes matching contributions of 100% of the amount contributed by the employee, up to the lesser of 6% of such employee’s salary or $12,300.

      Funds contributed to the Savings Plan by an employee and the earnings and accretions thereon may, according to instructions from such employee, be used to purchase shares of Common Stock or to invest in certain mutual funds managed by The Vanguard Group of Investment Companies (“Vanguard”), including a money-market fund, a long-term bond fund, a balanced fund (investing in both stocks and bonds), a growth and income fund and a growth stock fund. All contributions to the Savings Plan are held by entities controlled by Vanguard. Participants in the Savings Plan may exercise voting rights over shares of Common Stock held in accounts established under the Savings Plan for their benefit.

      V. Employment Agreements. Messrs. Van Wagenen, Burbach, Brunner, Cooper and McCoy have each entered into two-year employment contracts, effective February 1, 2004, with the Company. Such contracts provide for minimum annual salaries for Messrs. Van Wagenen Burbach, Brunner, Cooper and McCoy of $1,300,000, $460,000, $460,000, $460,000 and $350,000. The contracts also provide for continuation of coverage in the Company’s employee benefit plans and programs during the contract term. In addition, upon termination of employment by reason of death or disability, or, prior to a “change of control” of the Company, by the Company without cause or by the employee for good reason (as defined in the employment agreements), the employee is entitled to (i) compensation theretofore earned or owed, (ii) three years’ salary and bonus, (iii) compensation for retirement benefits that would have been earned had the employee completed an additional three years of employment, (iv) coverage under the Company’s compensation plans and practices for the remaining term of the employment contract and (v) payments to compensate the employee for the imposition of certain excise taxes imposed under the Code on payments made to such employee in connection with a change in control of the Company. The same benefits are also payable under employment contracts entered into with Messrs. Burbach, Brunner, Cooper and McCoy if their employment is terminated at any other time by the Company without cause, by the employee for good reason or within six months after a “change of control” of the Company. Mr. Van Wagenen’s employment contract separately provides that if, following a “change of control”, his employment is terminated by the Company without cause, or by him for good reason or within a thirty-day period commencing one year after the “change of control,” he shall be entitled to (i) compensation theretofore earned or owed, (ii) five years’ salary and bonus, (iii) compensation for retirement benefits that would have been earned had he remained employed for an additional five years, (iv) coverage under the Company’s compensation plans and practices for the remaining term of the employment contract, (v) a lump sum payment equal to the value of the option grants that Mr. Van Wagenen would have received in the five years following his termination (calculated by multiplying four times the Black-Scholes value of Mr. Van Wagenen’s highest stock option grant in the prior two years), (vi) payments to compensate the employee for the imposition of certain excise taxes imposed under the Code on payments made to such employee in connection with a “change in control” of the Company. In addition, Mr. Van Wagenen’s employment contract further provides for the supplement to Mr. Van Wagenen’s (and his spouse’s) benefits under the Retirement Plan described above under “Retirement Plan.” Mr. Van Wagenen is also given the option of requiring payment of these amounts in a lump sum, similar to the way lump sum payments are made under the Retirement Plan. “Change of control,” as defined in the employment agreements, includes certain events constituting a change in the control or management of the Company (whether by merger, consolidation, acquisition of assets or stock or otherwise).

      The Company also has a supplemental disability plan under which amounts may be payable to officers of the Company from time to time in the future. Supplemental disability amounts are in addition to existing programs and are designed to bring total monthly disability benefits to a level equal to 60% of monthly salary at the time of disability. The participants in such plan include, among others, Messrs. Van Wagenen, Burbach, Brunner, Cooper, and McCoy.

      VI. Compensation of Directors. Each director, other than those who are regularly employed officers of the Company, receives an annual director’s fee of $50,000. In addition, each director, other than those who are regularly employed officers of the Company, receives a fee of $2,000 for each meeting of the Board of Directors (including meetings of the Executive Committee, which acts for the Board of Directors) actually attended. The members of the Audit Committee receive a fee of $2,000 for each meeting actually attended and the members of the Compensation and the Nominating and Corporate Governance Committees receive $1,000 for each meeting actually attended. The Management Committee members receive $500 for each meeting actually attended. A director that is not a regularly employed officer of the Company, that serves as the chairman of a standing committee also receives an annual retainer of $1,000 for his or her service in such capacity. The Company also reimburses directors for reasonable travel and related expenses incurred in attending meetings of the Board of Directors or its committees.

      Prior to 2003, pursuant to the Company’s incentive plans, each nonemployee director was granted options to purchase 10,000 shares of Common Stock following the director’s initial election or appointment and options to purchase 5,000 shares of Common Stock each year of his or her service as a director thereafter. In connection with the determination by the Board of Directors to de-emphasize stock options as the principal form of long-term incentive compensation, in May 2003 the Company’s nonemployee directors were each granted phantom stock units representing 1,000 notional shares of Common Stock in lieu of grants of stock options to which the directors would otherwise have been entitled under the terms of the Company’s existing incentive plans. The phantom stock units provide for settlement in cash one year following the date of grant, but further provide that upon approval of the 2004 Incentive Plan at the Annual Meeting of Shareholders, the phantom stock units would become settleable in Common Stock issued under the 2004 Incentive Plan rather than in cash. In addition, the phantom stock units provide for an additional cash payment equal to 100% of the fair market value of 1,000 shares of Common Stock on the settlement date, regardless of whether the units are settled in cash or in Common Stock. The 2004 Incentive Plan provides, subject to approval of the shareholders at the Annual Meeting of Shareholders, for the grant of stock awards to nonemployee directors as approved from time to time by the Compensation Committee, provided that no nonemployee director may be granted stock awards covering or relating to more than 2,500 shares of Common Stock per year (excluding from this limit shares issued upon settlement of the phantom stock units granted in 2003). If the 2004 Incentive Plan is approved at the Annual Meeting of Shareholders, it is expected that future equity compensation granted to nonemployee directors will be made in the form of stock awards under that plan, in lieu of options under the Company’s other incentive plans.

      VII. Report of the Compensation Committee on Executive Compensation. The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

The Compensation Committee (referred to hereafter as the “Committee”) periodically reviews the compensation of the Company’s executive officers, including the chief executive officer, and all other employees, and customarily meets in July of each year to do so. In July, 2003, the Committee reviewed (i) personnel evaluations of the Company’s key employees; (ii) compensation guidelines and comparisons with industry peer group companies (the “Peer Group”) prepared by an independent compensation consultant; (iii) information regarding the Company’s results in meeting its principal business objectives; and (iv) the recommendations of management.

In setting the compensation of the Company’s chief executive officer and, to a lesser extent, the compensation of the Company’s executive officers and other personnel, the Committee has adopted a definitive compensation policy to foster the improvement of the Company’s value to its shareholders. The

Committee recognizes that the Company’s value is, in part, reflected by the market value of the Company’s common equity on the national exchanges on which it is traded. The Committee believes that there are even more important measures of employee and executive performance than the trading price of the Company’s common stock, notably including results relative to the four publicly enunciated corporate objectives, to-wit: (i) increasing hydrocarbon production levels, typically leading to higher revenues, cash flows and earnings; (ii) growing the proven oil and gas reserves asset base; (iii) maintaining appropriate levels of debt and interest expense and controlling overhead and operating costs consistent with the Company’s activity levels; and (iv) expanding exploration and production activities within the areas of the Company’s current operations as well as other geographic areas consistent with the Company’s expertise. In addition to these four stated objective goals, the Committee rewards the establishment of a strong, cohesive work environment conducive to cooperative and constructive work product and, ultimately, executive retention.

The Committee determined that, in every case, the stated objectives have been well met during the past year. With respect to increasing production levels (Goal No. 1), the Company’s 2002 total equivalent hydrocarbon production levels were the highest in the Company’s history. The Company’s production for 2002 averaged 51,840 barrels per day of liquid hydrocarbons, including oil, condensate and plant products, up from 31,707 barrels per day in 2001. Similarly, production of natural gas increased from 237.8 million cubic feet per day (mmcf/d) in 2001 to 304.8 mmcf/d in 2002.

Goal No. 2, growing the Company’s overall inventory of proven reserves is measured by use of estimates formulated by the independent engineering firms employed by the Company for that purpose. Those reserves reached a 33-year (all-time) high at year-end 2002 of 1,583 billion cubic feet equivalent (Bcfe) of oil and natural gas, up from 1,535 Bcfe at year-end 2001. The Company replaced (by drilling or acquisition) over 122% of all the reserves it produced in 2002, and has more than replaced its production during each of the last 11 years, 1992 through 2002.

Goal No. 3, maintaining appropriate levels of debt and interest expense for a very active and rapidly growing company, and controlling overhead and operating costs consistent with the Company’s activity levels, is best demonstrated by the Company’s debt coverage ratios. For example, approximate year-end 2002 net debt was only 35% of the Company’s capitalization, a very favorable ratio.

Goal No. 4, expansion within current areas of operation and into geographic areas that are consistent with the Company’s expertise, is best demonstrated by the Company’s increased 2002 activity levels in south Texas and in the outercontinental shelf of the Gulf of Mexico.

The Committee reviewed and approved all forms of compensation granted to all Company employees, including salary levels and, where appropriate, cash and/or stock bonuses, restricted stock grants, and stock option grants. These determinations were made after carefully considering recommendations, reviews, goal accomplishments and peer comparisons. In addition, the Committee considered advice of legal counsel as well as the individual views of Committee members. See Items I and II above entitled “Summary Compensation Table” and “Stock Option and Incentive Plans” for further information on cash compensation, stock option grants, restricted stock grants and cash bonuses.

The Peer Group was selected after an examination of companies in the Company’s industry with similar property holdings in similar geographic areas, foreign as well as domestic. From that group, with the help of outside independent consultants practicing in the field of public company executive compensation, thirteen companies having a statistically similar range of market capitalization and gross revenue were chosen and analyzed. Based upon information provided by the Company’s independent consultants, the Company’s officers were near the middle of the range of base salary and short-term bonus provided to executive officers of Peer Group comparators and, in the case of long-term compensation and bonuses, including stock and option grants, in the lower half of similar compensation provided to executive officers of the Peer Group comparators.

The Committee believes, and the executive compensation arrangements so reflect, that a blend of current cash compensation, fringe benefits and long-term incentive compensation is appropriate. In 2003,

the Compensation Committee determined to modify certain elements of executive compensation. One of the modifications was to change long-term incentives for some of the executives, including the chief executive officer and other executive officers, from stock options to restricted stock. As these executives would now be receiving restricted stock as long-term incentives, the Committee also decided to change the annual bonus payments for these executives from half cash and half stock to all cash.

All executive officers (including the chief executive officer) were awarded bonuses in August 2003 of which one-third was paid immediately. A second one-third of any such bonus award will vest in August, 2004, and the final one-third will similarly vest in August, 2005, each portion being contingent upon continued employment of the recipient through those dates. As noted previously, bonuses for the chief executive officer and the other executive officers were paid in cash. Long-term incentive grants to some executives, including the chief executive officer and the other executive officers, were made in the form of restricted stock that will vest in equal 25% increments annually in August of 2004 through 2007. In all cases, vesting is contingent upon continued employment of the recipient through those vesting dates.

The actions of the Committee were based upon the foregoing determinations, and upon an analysis of two William M. Mercer, Inc. surveys, commissioned by the Company, contrasting comparable and competitive compensation levels for both executive officers and all other employees. The Committee does not assign weights to particular factors, and determinations by the Committee of the exact levels of compensation, including salary, bonus, fringe benefits and long-term incentives, for all employees, including the chief executive officer, are based on all factors taken as a whole, but are ultimately subjective.

Executives, including the chief executive officer and other named executive officers, like all employees, participate in a tax-qualified retirement plan and a tax-qualified savings plan maintained by the Company, as well as in certain welfare benefit programs elsewhere described, which arrangements in the aggregate are substantially similar to those provided by the Peer Group comparators.

In addition to its annual July meeting, the Committee also customarily meets in January of each year. In January 2003, the Committee determined to extend the Company’s executive employment contracts. At that time, minimum salaries were established in each contract that equaled the salary currently being received by such executive, as established in the annual salary review conducted six months earlier. Eleven executives of the Company, including the named executive officers, presently have such employment contracts. The Committee believes that the employment contracts are necessary to secure for the benefit of the Company the services of the individuals offered the contracts on the terms and conditions therein stated, and to provide management stability in the event of significant corporate control events such as a tender offer, significant change in stock ownership or a proxy contest. See Item V above, entitled “Employment Agreements,” for further information on the employment contracts.

Under Section 162(m) of the tax code, certain deductions otherwise available to the Company by reason of its incurrence of executive compensation expenses might not be deductible if the aggregate of such amounts otherwise deductible in a single year by the Company with respect to an executive officer exceeds $1,000,000. In structuring and awarding executive compensation, the Compensation Committee considers the provisions of 162(m) which can limit the Company’s income tax deduction and attempts, where in the best interest of the Company, to take advantage of exemptions under 162(m) in order that such compensation be deductible. The Compensation Committee has and is likely to continue to award compensation that is not so deductible in order to achieve what it considers the appropriate compensation structure and level for the Company’s executive officers.

THE COMPENSATION COMMITTEE:

Jerry M. Armstrong, Chairman
Robert H. Campbell
Carroll W. Suggs

      VIII. Performance Graph. Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company’s Common Stock against the cumulative total return of (i) the Standard & Poor’s 500 Stock Index and (ii) the Standard & Poor’s Oil & Gas Exploration and Production Index, each for the period of five fiscal years commencing December 31, 1998 and ended December 31, 2003.

Comparison of Five-Year Cumulative Total Shareholder Return

Note:	The stock price performance for the Company’s Common Stock is not necessarily indicative of future performance. Total Shareholder Return assumes reinvestment of all dividends.

PROPOSAL TO APPROVE THE 2004 INCENTIVE PLAN

      On January 27, 2004, the Board of Directors approved, upon the recommendation of the Compensation Committee and subject to shareholder approval, the 2004 Incentive Plan of Pogo Producing Company (the “2004 Plan”). The Board of Directors has elected to propose this new incentive compensation plan at this time in order to:

•	present shareholders with the opportunity to assess and approve incentive compensation provided by the Company;

•	obtain the requisite shareholder approval to maintain the deductibility of certain performance-based compensation under Section 162(m) of the Internal Revenue Code; and

•	authorize additional shares for issuance pursuant to the Company’s equity incentive compensation strategy, since as of March 12, 2004, only 2,297,657 shares remain available for awards under the Company’s existing equity compensation plans.

      The 2004 Plan is intended to strengthen the Company’s ability to attract and retain talented employees and directors and to reward them for contributing to the success of the Company. The 2004 Plan is also intended to increase the alignment of the interests of the Company’s employees and directors with the interests of shareholders.

      If shareholders approve the 2004 Plan, the Company will continue to have the ability to make grants under the Company’s existing equity compensation plans, 1995 Long-Term Incentive Plan, 1998 Long-Term Incentive Plan, 2000 Incentive Plan and 2002 Incentive Plan.

Description of the 2004 Plan

      The following is a summary of the material terms of the 2004 Plan and is qualified in its entirety by reference to the complete text of the 2004 Plan, which is attached to this proxy statement as Appendix A.

      Eligibility. Salaried employees of the Company and its subsidiaries are eligible to be considered for awards under the 2004 Plan. All nonemployee directors are also eligible to be considered for awards under the 2004 Plan. The Company currently has approximately 220 salaried employees and six nonemployee directors.

      Shares Available for Awards. Up to 2,000,000 shares of the Company’s Common Stock may be issued under the 2004 Plan. No more than 100,000 of these shares may be used for awards to nonemployee directors. Shares of Common Stock will be made available either from authorized but unissued shares or from treasury shares that have been issued but reacquired by the Company. The closing price per share of the Common Stock on March 12, 2004 as reported on the NYSE composite transaction reporting system was $45.16.

      Shares subject to awards under the 2004 Plan that are forfeited, terminated, expire unexercised, settled in cash or otherwise in a manner not requiring issuance or delivery of shares will not be counted against the share limitations referred to above and will again become available for awards under the 2004 Plan. If the tax withholding obligation resulting from the settlement of any stock award is satisfied by withholding shares of Common Stock, only the number of shares of Common Stock issued net of the shares withheld will be deemed delivered for purposes of determining usage of shares against the limitations on the number of shares available for delivery under the 2004 Plan. Common Stock delivered under the 2004 Plan in settlement, assumption or substitution of awards granted by another entity as a result of an acquisition or under an acquired entity’s plan will not reduce the number of shares available under the 2004 Plan to the extent allowed under the rules of the New York Stock Exchange.

      The Board of Directors may make appropriate adjustments in the number of shares available under the 2004 Plan to reflect any stock split, stock dividend, recapitalization, reorganization, consolidation, merger, combination or exchange of shares, distribution to shareholders (including cash dividends that the Board of Directors determines are not in ordinary course of business but excluding normal cash dividends) or other similar event.

      Administration. The Compensation Committee has been designated by the Board of Directors to administer all awards under the 2004 Plan. The Compensation Committee has the discretion to determine the individuals who will be granted awards, the sizes and types of such awards, and the terms and conditions of such awards, subject to the limitations set forth in the 2004 Plan. In addition, the Compensation Committee has full and final authority to interpret the 2004 Plan and may, from time to time, adopt rules and regulations in order to carry out the terms of the 2004 Plan.

      Subject to restrictions contained in the 2004 Plan, the Compensation Committee has the discretion to extend the exercisability of an award, accelerate the vesting or exercisability of an award, or otherwise amend the award in a manner that is not adverse to, or is consented to by, the recipient of the award.

      To the extent allowed by applicable law, the Compensation Committee may delegate to a subcommittee of the Compensation Committee or to an authorized officer the authority to grant awards to employees out of a specified pool of cash or shares under the 2004 Plan. The Compensation Committee may also delegate to an authorized officer its administrative duties under the 2004 Plan (excluding its granting authority).

      Employee Awards. At the discretion of the Compensation Committee, employees may be granted awards under the 2004 Plan in the form of stock awards or cash awards, any of which may consist of performance awards. Such awards may be granted singly, in combination, or in tandem.

      Stock Awards. The 2004 Plan provides for the granting of stock awards, which may consist of Common Stock, including Common Stock that is subject to restrictions on transfer or forfeiture provisions, or units denominated in Common Stock representing the right to receive Common Stock on specified conditions. The terms, conditions and limitations applicable to any stock award will be decided by the Compensation Committee. At the discretion of the Compensation Committee, the terms of a stock award may include rights to receive dividends or dividend equivalents. Any stock award that is not a performance award will be subject to a minimum period of three years until the award is no longer restricted or subject to forfeiture provisions, provided that

•	the Compensation Committee may provide for earlier vesting following a change of control of the Company or upon an employee’s termination of employment by reason of death, disability or retirement

•	the minimum three-year restriction does not apply to a stock award granted in lieu of salary or bonus, and

•	vesting of a stock award may occur incrementally over the three-year period.

      Cash Awards. The 2004 Plan also provides for the granting of cash awards to employees. The terms, conditions and limitations applicable to any cash awards granted pursuant to the 2004 Plan will be determined by the Compensation Committee.

      Performance Awards. At the discretion of the Compensation Committee, any of the above-described awards may be made in the form of a performance award. A performance award is an award that is subject to the attainment of one or more future performance goals. The terms, conditions and limitations applicable to any performance award will be decided by the Compensation Committee.

      At the discretion of the Compensation Committee, certain awards under the 2004 Plan will be intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. Section 162(m) generally disallows deductions for compensation in excess of $1,000,000 for some executive officers unless the compensation qualifies as performance-based compensation. The 2004 Plan contains provisions consistent with the Section 162(m) requirements for performance-based compensation.

      In making qualified awards, the Compensation Committee may base a performance goal on one or more of the following business criteria that may be applied to the employee, one or more business units, divisions or sectors of the Company, or to the Company as a whole: an increase in any one or more of the following, oil and/or gas production levels, oil and/or gas reserves, reserves value, revenue, cash flow, net income, stock price, credit rating, market share, earnings per share, or return on equity; controlling or reducing various costs of doing business; maintaining appropriate levels of debt and interest expense; expanding exploration and production activities through the acquisition of exploration acreage, producing properties and corporate acquisitions. Except as indicated, performance goals need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses. Performance goals may also be based on performance relative to a peer group of companies. Performance awards that are not intended to be qualified performance-based compensation under Section 162(m) may be based on the performance criteria referred to above or on any other standard or standards established by the Compensation Committee for purpose of determining whether the performance award is earned.

      Employee Award Limitations. Under the 2004 Plan, no employee may be granted during any calendar year:

•	stock awards (including stock awards granted as performance awards) covering more than 100,000 shares of Common Stock; or

•	cash awards (including cash awards granted as performance awards) in respect of any fiscal year having a value determined on the grant date in excess of $2,000,000.

      Nonemployee Director Awards. Under the 2004 Plan, stock awards to nonemployee directors may be made subject to the same terms described above for stock awards to employees, except that no nonemployee director may be granted, during any fiscal year, stock awards covering or relating to more than 2,500 shares of Common Stock.

      On May 30, 2003, the Company’s nonemployee directors were each granted phantom stock units representing 1,000 notional shares of Common Stock in lieu of grants of stock options to which the directors would otherwise have been entitled. The terms of the awards provided that, upon approval of the 2004 Plan, these phantom stock units would be settled in Common Stock issued under the 2004 Plan rather than by cash settlement as provided under the phantom stock units. The stock awards issued in replacement of these phantom stock units do not count against the 2,500 share annual limitation described in the preceding paragraph. Approval of the 2004 Plan will permit this substitution, but the Company is not seeking approval or ratification of the original phantom stock awards or the issuance of stock awards in substitution for them.

      Deferred Payment. At the discretion of the Compensation Committee, amounts payable in respect of awards granted under the 2004 Plan may be deferred. Any deferred payment may be forfeited if and to the extent that the terms of the applicable award so provide.

      Amendment, Modification and Termination. The Board of Directors may amend, modify, suspend or terminate the 2004 Plan at any time for the purpose of addressing changes in legal requirements or for other purposes permitted by law. However, no amendment shall be effective prior to approval by shareholders of the Company if such approval is required by law or the requirements of the exchange on which the Common Stock is listed. Furthermore, without the prior approval of shareholders of the Company, stock options issued under the 2004 Plan will not be repriced.

      Effective Date; Term. The 2004 Plan will be effective as of the date of approval by shareholders. No awards may be made following the tenth anniversary of the date of shareholder approval.

Federal Income Tax Consequences

      The following is a brief summary of the federal income tax aspects of awards that may be made under the 2004 Plan based on existing U.S. federal income tax laws. This summary is general in nature and does not address issues related to the tax circumstances of any particular participant. This summary is not complete and does not attempt to describe any state, local or non-U.S. tax consequences.

      Cash Awards; Stock Unit Awards; Stock Awards. An employee will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or performance award or, if earlier, at the time such cash is otherwise made available for the employee to draw upon it. An employee will not have taxable income upon the grant of a stock award in the form of units denominated in Common Stock but rather will generally recognize ordinary compensation income at the time the employee receives Common Stock or cash in satisfaction of such stock unit award in an amount equal to the fair market value of the Common Stock or cash received. In general, a participant will recognize ordinary compensation income as a result of the receipt of Common Stock pursuant to a stock award or performance award in an amount equal to the fair market value of the Common Stock when such stock is received; provided, however, that if the stock is not transferable and is subject to a substantial risk of forfeiture when received, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the Common Stock when it first becomes transferable or is no longer subject to a substantial risk of forfeiture, unless the participant makes an election to be taxed on the fair market value of the Common Stock when such stock is received.

      An employee will be subject to withholding for federal, and generally for state and local, income taxes at the time the employee recognizes income under the rules described above with respect to Common Stock or cash received pursuant to a cash award, performance award, stock award or stock unit award. Dividends that are received by a participant prior to the time that the Common Stock is taxed to the participant under the rules described in the preceding paragraph are taxed as additional compensation, not as dividend income. The tax basis of a participant in the Common Stock received will equal the amount recognized by the employee as compensation income under the rules described in the preceding paragraph, and the employee’s holding period in such shares will commence on the date income is so recognized.

      Subject to the discussion under “Certain Tax Code Limitations on Deductibility” below, the Company will be entitled to a deduction for U.S. federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by the participant under the foregoing rules.

      Certain Tax Code Limitations on Deductibility. Section 162(m) of the Internal Revenue Code provides that certain compensation received in any year by a “covered employee” in excess of $1,000,000 is non-deductible by the Company for federal income tax purposes. Section 162(m) provides an exception, however, for “performance-based compensation.” The 2004 Plan permits the Compensation Committee to structure grants and awards made under the 2004 Plan to “covered employees” as performance-based compensation that is exempt from the limitations of Section 162(m). However, the Compensation Committee may award compensation that is or may become non-deductible, and expects to consider whether it believes such grants are in the best interest of the Company, balancing tax efficiency with long-term strategic objectives.

Required Vote and Recommendation of the Board of Directors

      A majority of the votes cast is required for approval of the 2004 Plan, provided that the total vote cast on the proposal represents over 50% of all outstanding shares entitled to vote. Brokers do not have discretion to vote on this proposal without instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

The Board of Directors recommends a vote “FOR” the adoption of the 2004 Plan.

EQUITY COMPENSATION PLAN INFORMATION

      The following table sets forth information about the Common Stock that may be issued under all of the Company’s existing equity compensation plans as of December 31, 2003:

	Number of securities		Number of securities
	to be issued upon	Weighted average	remaining available for
	exercise of	exercise price of	future issuance (excluding
	outstanding options,	outstanding options,	securities reflected in
	warrants and rights	warrants and rights	column (a))
Plan category	(a)	(b)	(c)

Equity compensation plans approved by security holders	1,422,733	$26.77	1,771,524 (1)
Equity compensation plans not approved by security holders	1,160,040	$32.10	526,133 (2)
Total	2,582,773	$29.16	2,297,657

(1)	The securities remaining available for issuance under the approved plans may be issued in the form of stock options, stock appreciation rights, stock awards and performance shares. The shares remaining available for issuance may be used for any of these types of awards. The exercise price may be paid in cash or by tendering already-owned Common Stock. Awards are in general not transferrable, subject to exceptions in certain cases involving transfers to a family member or related entities if approved by the committee administering the plan.

(2)	Shares remaining available for issuance under the 1998 Long-Term Incentive Plan (the only non-security holder approved plan) include only stock options and stock appreciation rights, the exercise or reference price of which may not exceed the fair market value of the Common Stock on the date of grant. The exercise price may be paid in cash or by tendering already-owned common stock. Awards are in general not transferrable, subject to exceptions in certain cases involving transfers to a family member or related entities if approved by the committee administering the plan.

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

      The Audit Committee has appointed PricewaterhouseCoopers LLP as independent accountants to audit the financial statements of the Company for the year 2004. Upon the recommendation of the Audit Committee, the Board of Directors has approved the submission of this appointment to the Company’s shareholders for ratification and recommends voting FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent public accountants to audit the financial statements of the Company for the year 2004. A representative of PricewaterhouseCoopers LLP will attend the annual meeting and will have the opportunity to make a statement and to respond to appropriate questions.

ANNUAL REPORT

      The annual report to shareholders, including financial statements for the year ended December 31, 2003, has been mailed to shareholders. The annual report is not a part of the proxy solicitation material.

PROPOSALS BY SECURITY HOLDERS AND ADVANCE NOTICE PROCEDURES

      Proposals intended to be presented by shareholders at the Company’s 2005 Annual Meeting of Shareholders must be received by the Company, at the address set forth on the first page of this Proxy Statement, no later than November 29, 2004, in order to be included in the Company’s proxy material and form of proxy relating to such meeting. Shareholder proposals must also be otherwise eligible for inclusion.

      The Company’s Amended and Restated Bylaws provide that a shareholder wishing to nominate a candidate for election to the Board of Directors or bring a proposal before the 2005 Annual Meeting of Shareholders must give the Company’s Secretary written notice of its intention to make the nomination or present the proposal. Generally, the Company must receive that notice not less than 80 nor more than 110 days prior to the meeting. However, if less than 90 days’ prior public disclosure of the meeting date is given, the Company must receive the notice by the tenth day following the date that notice of the meeting is given by the Company. A shareholder’s notice of a proposed nomination or proposal must contain certain information about the nominee or proposal, as applicable, and the shareholder making the nomination or proposal. The Company may disregard any nomination or proposal that does not comply with the procedures established in the Company’s Amended and Restated Bylaws. In addition, compliance with these procedures does not require the Company to include the proposed nominee or proposal, as applicable, in the Company’s proxy solicitation material.

CHANGE IN THE REGISTRANT’S CERTIFYING ACCOUNTANT

      On April 15, 2002, the Board of Directors determined, upon the recommendation of the Audit Committee, to appoint PricewaterhouseCoopers LLP as the Company’s independent public accountants, replacing Arthur Andersen LLP, which the Company dismissed on the same date. This determination followed the Company’s decision to seek proposals from independent public accountants to audit the financial statements of the Company.

      The audit reports of Arthur Andersen LLP on the consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

      During the Company’s two most recent fiscal years and subsequent interim periods preceding the change in independent public accountants, there were no disagreements between the Company and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Arthur Andersen LLP’s satisfaction, would have caused Arthur Andersen LLP to make reference to the subject matter of the disagreement in connection with its reports.

      None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within the Company’s two most recent fiscal years and subsequent interim periods preceding the change in independent public accountants.

      During the Company’s two most recent fiscal years and subsequent interim periods preceding the change in independent public accountants, the Company did not consult with PricewaterhouseCoopers LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING

COMPLIANCE AND OTHER MATTERS

      Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2003, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

OTHER BUSINESS

      Management does not intend to bring any business before the annual meeting other than the matters referred to in the accompanying notice and at this date has not been informed of any matters that may be presented to the meeting by others. If, however, any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote on such matters pursuant to the proxy in accordance with their best judgment.

By Order of the Board of Directors

PAUL G. VAN WAGENEN
Chairman of the Board

March 29, 2004

APPENDIX A

2004 INCENTIVE PLAN

of
POGO PRODUCING COMPANY

      1. Plan. This 2004 Incentive Plan of Pogo Producing Company (the “Plan”) is established by Pogo Producing Company subject to shareholder approval described in paragraph 19.

      2. Objectives. The purpose of this 2004 Incentive Plan of Pogo Producing Company is to further the interests of the Company and its shareholders by providing incentives in the form of Awards to salaried Employees and Directors of the Company and its Affiliates. Such Awards will recognize and reward outstanding performances and individual contributions and give Participants in the Plan an interest in the Company parallel to that of the shareholders, thus enhancing the proprietary and personal interest of such Participants in the Company’s continued success and progress. This Plan will also enable the Company and its Affiliates to attract and retain such Employees and Directors.

      3. Definitions. As used herein, the terms set forth below shall have the following respective meanings:

“Affiliate” means a Subsidiary or Joint Venture.

“Authorized Officer” means the Chief Executive Officer or the Chief Administrative Officer of the Company (or any other senior officer of the Company to whom the Committee or such Authorized Officer shall delegate the authority to execute any Award Agreement or to carry out any actions, duties or other responsibilities under the Plan as may be permitted by applicable law and directed by the Committee, where applicable).

“Award” means an Employee Award or a Director Award.

“Award Agreement” means a written agreement setting forth the terms, conditions and limitations applicable to an Award, to the extent the Committee determines such agreement is necessary.

“Board” means the Board of Directors of the Company.

“Cash Award” means an award denominated in cash.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Board as is designated by the Board to administer the Plan.

“Common Stock” means the common stock, par value $1.00 per share, of the Company.

“Company” means Pogo Producing Company, a Delaware corporation, or any successor thereto.

“Director” means an individual who is a member of the Board that is not an Employee of the Company or any of its Affiliates.

“Director Award” means any Stock Award granted, whether singly, in combination or in tandem, to a Director pursuant to such applicable terms, conditions and limitations as the Committee may establish in order to fulfill the objectives of the Plan.

“Dividend Equivalents” means, with respect to Stock Units or shares of Restricted Stock that are to be issued at the end of the Restriction Period, an amount equal to all dividends and other distributions (or the economic equivalent thereof) that are payable to stockholders of record during the Restriction Period on a like number of shares of Common Stock.

“Employee” means an employee of the Company or any of its Affiliates and an individual who has agreed to become an Employee of the Company or any of its Affiliates and actually becomes such an Employee within the following six months.

“Employee Award” means any Stock Award, Cash Award, or Performance Award granted, whether singly, in combination or in tandem, to an Employee pursuant to such applicable terms, conditions and limitations (including treatment as a Performance Award) as the Committee may establish in order to fulfill the objectives of the Plan.

“Equity Award” means any Stock Award, or Performance Award (other than a Performance Award denominated in cash) granted to a Participant under the Plan.

“Fair Market Value” of a share of Common Stock means, as of a particular date, (i) (A) if Common Stock is listed on a national securities exchange, the mean between the highest and lowest sales price per share of the Common Stock on the consolidated transaction reporting system for the principal national securities exchange on which shares of Common Stock are listed on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, or, at the discretion of the Committee, the price prevailing on the exchange at the time of exercise, (B) the mean between the highest and lowest sales price per share of such Common Stock reported on the consolidated transaction reporting system for The Nasdaq Stock Market, Inc. or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was reported, (C) if Common Stock is not so listed or quoted, the mean between the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by The Nasdaq Stock Market, Inc., or, if not reported by The Nasdaq Stock Market, Inc., by the National Quotation Bureau Incorporated or (D) if Common Stock is not publicly traded, the most recent value determined by an independent appraiser appointed by the Company for such purpose, or (ii) if applicable, the price per share as determined in accordance with the procedures of a third party administrator retained by the Company to administer the Plan.

“Grant Date” means the date an Award is granted to a Participant pursuant to the Plan. The Grant Date for a substituted award is the Grant Date of the original award.

“Joint Venture” means any joint venture or partnership in which the Company has at least 50% ownership, voting, capital or profit interests (in whatever form).

“Participant” means an Employee or Director to whom an Award has been granted under this Plan.

“Performance Award” means an Award made pursuant to this Plan that is subject to the attainment in the future of one or more Performance Goals.

“Performance Goal” means a standard established by the Committee, to determine in whole or in part whether a Performance Award shall be earned.

“Qualified Performance Award” means a Performance Award made to an Employee that is intended to qualify as qualified performance-based compensation under Section 162(m) of the Code, as described in Section 8(a)(v)(B) of the Plan.

“Restricted Stock” means Common Stock that is restricted or subject to forfeiture provisions.

“Restriction Period” means a period of time beginning as of the Grant Date of an Award of Restricted Stock and ending as of the date upon which the Common Stock subject to such Award is no longer restricted or subject to forfeiture provisions.

“Stock Award” means an Award in the form of shares of Common Stock or Stock Units, including an award of Restricted Stock.

“Stock Unit” means a unit evidencing the right to receive in specified circumstances one share of Common Stock (as determined by the Committee) granted to either an Employee or a Director.

“Subsidiary” means any corporation of which the Company directly or indirectly owns shares representing 50% or more of the combined voting power of the shares of all classes or series of capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the stockholders of such corporation.

      4. Eligibility.

      (a) Employees. Employees eligible for the grant of Employee Awards under this Plan are salaried Employees, including Employees that may serve as a director of the Company.

      (b) Directors. Members of the Board eligible for the grant of Director Awards under this Plan are those who are Directors.

      5. Common Stock Available for Awards. Subject to the provisions of paragraph 13 hereof, there shall be available for Awards under this Plan granted or payable wholly or partly in Common Stock (including rights that may be exercised for or settled in Common Stock) an aggregate of 2,000,000 shares, of which 100,000 shares are available for awards to Directors.

      The number of shares of Common Stock that are the subject of Awards under this Plan that are forfeited or terminated, expire unexercised, are settled in cash in lieu of Common Stock or otherwise in a manner such that all or some of the shares covered by an Award are not issued to a Participant or are exchanged for Awards that do not involve Common Stock, shall not be counted against the aggregate plan maximum or any sublimit set forth above and shall again immediately become available for Awards hereunder. If the tax withholding obligation resulting from the settlement of any Award is satisfied by withholding shares of Common Stock, only the number of shares of Common Stock issued net of the shares of Common Stock withheld shall be deemed delivered for purposes of determining usage of shares against the maximum number of shares of Common Stock available for delivery under the Plan or any sublimit set forth above. Shares of Common Stock delivered under the Plan as an Award or in settlement of an Award issued or made (a) upon the assumption, substitution, conversion or replacement of outstanding awards under a plan or arrangement of an entity acquired in a merger or other acquisition or (b) as a post-transaction grant under such a plan or arrangement of an acquired entity shall not reduce or be counted against the maximum number of shares of Common Stock available for delivery under the Plan, to the extent that the exemption for transactions in connection with mergers acquisitions from the shareholder approval requirements of the New York Stock Exchange for equity compensation plans applies. The Committee may from time to time adopt and observe such rules and procedures concerning the counting of shares against the Plan maximum or any sublimit as it may deem appropriate, including rules more restrictive than those set forth above to the extent necessary to satisfy the requirements of any national stock exchange on which the Common Stock is listed or any applicable regulatory requirement. The Board and the appropriate officers of the Company are authorized to take from time to time whatever actions are necessary, and to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that shares of Common Stock are available for issuance pursuant to Awards.

      6. Administration.

      (a) This Plan shall be administered by the Committee, except as otherwise provided herein.

      (b) Subject to the provisions hereof, the Committee shall have full and exclusive power and authority to administer this Plan and to take all actions that are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof. The Committee shall also have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or proper. The Committee may, in its discretion, provide for the extension of the exercisability of an Award, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions applicable to an Award, waive any restriction or other provision of this Plan (insofar as such provision relates to Awards) or an Award or otherwise amend or modify an Award in any manner that is either (i) not adverse to the Participant to whom such Award was granted or (ii) consented to by such Participant. Notwithstanding anything herein to the contrary, without the prior approval of the Company’s stockholders, Awards issued under the Plan will not be repriced, replaced or regranted through cancellation or by decreasing the exercise price of a previously granted Award. The Committee may make an Award to an individual who it expects to become an Employee of the Company or any of its Affiliates within the next six months, with such award being subject to the individual’s actually becoming an Employee within such time period, and subject to such other terms and conditions as may be established by the Committee. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to further the Plan purposes. Any decision of the Committee, with respect to Awards, in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.

      (c) No member of the Committee or Authorized Officer of the Company to whom the Committee has delegated authority in accordance with the provisions of paragraph 7 of this Plan shall be liable for anything done or omitted to be done by him or her, by any member of the Committee or by any officer of the Company in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.

      7. Delegation of Authority. Following the authorization of a pool of cash or shares of Common Stock to be available for Awards, the Committee may authorize an Authorized Officer of the Company, if and to the extent permitted by applicable law, rule or regulation, or a subcommittee of members of the Committee to grant individual Employee Awards from such pool pursuant to such conditions or limitations as the Committee may establish. The Committee may also delegate to an Authorized Officer its administrative duties under this Plan (excluding its granting authority) pursuant to such conditions or limitations as the Committee may establish. The Committee may engage or authorize the engagement of a third party administrator to carry out administrative functions under the Plan.

      8. Awards.

      (a) The Committee shall determine the type or types of Awards to be made under this Plan and shall designate from time to time the Participants who are to be the recipients of such Awards. Each Award may, in the discretion of the Committee, be embodied in an Award Agreement, which shall contain such terms, conditions and limitations as shall be determined by the Committee in its sole discretion and, if required by the Committee, shall be signed by the Participant to whom the Award is granted and by an Authorized Officer for and on behalf of the Company. Awards may consist of those listed in this paragraph 8(a) and may be granted singly, in combination or in tandem. Awards may also be granted in combination or in tandem with, in replacement of (subject to paragraph 11), or as alternatives to, grants or rights under this Plan or any other plan of the Company or any of its Affiliates, including the plan of any acquired entity. An Award may provide for the grant or issuance of additional, replacement or alternative Awards upon the occurrence of specified events. All or part of an Award may be subject to conditions established by the Committee, which may include, but are not limited to, continuous service with the Company and its Affiliates, achievement of specific business objectives, items referenced to in clause (iii) below, and other comparable measurements of performance. Upon the termination of employment by an Employee, any unexercised, deferred, unvested or unpaid Employee Awards shall be treated as set forth in the applicable Employee Award Agreement or as otherwise specified by the Committee.

(i) Stock Award. An Employee Award or Director Award may be in the form of a Stock Award. The terms, conditions and limitations applicable to any Stock Awards granted to Participants pursuant to this Plan shall be determined by the Committee, subject to the limitations specified below. Any Employee Stock Award which is not a Performance Award shall have a minimum Restriction Period of three years from the Grant Date, provided that (i) the Committee may provide for earlier vesting following a change of control of the Company or upon an Employee’s termination of employment by reason of death, disability or retirement, (ii) such three-year minimum Restriction Period shall not apply to a Stock Award that is granted in lieu of salary or bonus, and (iii) vesting of a Stock Award may occur incrementally over the three-year minimum Restricted Period.

(ii) Cash Award. An Employee Award may be in the form of a Cash Award. The terms, conditions and limitations applicable to any Cash Awards granted pursuant to this Plan shall be determined by the Committee.

(iii) Performance Award. Without limiting the type or number of Employee Awards or Director Awards that may be made under the other provisions of this Plan, an Employee Award or Director Award may be in the form of a Performance Award. The terms, conditions and limitations applicable to any Performance Awards granted to Participants pursuant to this Plan shall be determined by the Committee, subject to the limitations specified below. Any Employee Stock Award which is a Performance Award shall have a minimum Restriction Period of one year from the Grant Date, provided that the Committee may provide for earlier vesting following a change of control of the Company, or upon a termination of employment by reason of death, disability or retirement. The Committee shall set Performance Goals in its discretion which, depending on the extent to which they are met, will determine the value and/or amount of Performance Awards that will be paid out to the Participant and/or the portion of an Award that may be exercised.

(A) Nonqualified Performance Awards. Performance Awards granted to Employees or Directors that are not intended to qualify as qualified performance-based compensation under Section 162(m) of the Code shall be based on achievement of such Performance Goals and be subject to such terms, conditions and restrictions as the Committee or its delegate shall determine.

(B) Qualified Performance Awards. Performance Awards granted to Employees under the Plan that are intended to qualify as qualified performance-based compensation under Section 162(m) of the Code shall be paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established, objective Performance Goals established by the Committee prior to the earlier to occur of (x) 90 days after the commencement of the period of service to which the Performance Goal relates and (y) the lapse of 25% of the period of service (as scheduled in good faith at the time the goal is established), and in any event while the outcome is substantially uncertain. A Performance Goal is objective if a third party having knowledge of the relevant facts could determine whether the goal is met. Such a Performance Goal may be based on one or more business criteria that apply to the Employee, one or more business units, divisions or sectors of the Company, or the Company as a whole, and if so desired by the Committee, by comparison with a peer group of companies. A Performance Goal may include one or more of the following: an increase in any one or more of the following, oil and/or gas production levels, oil and/or gas reserves, reserves value, revenue, cash flow, net income, stock price, credit rating, market share, earnings per share, or return on equity; controlling or reducing various costs of doing business; maintaining appropriate levels of debt and interest expense; expanding exploration and production activities through the acquisition of exploration acreage, producing properties and corporate acquisitions. Unless otherwise stated, such a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). In interpreting Plan provisions applicable to Performance Goals and Qualified Performance Awards, it is the intent of the Plan to conform with the standards of Section 162(m) of the Code and Treasury Regulation §1.162-27(e)(2)(i), as to grants to those Employees whose compensation is, or is likely to be, subject to Section 162(m) of the Code, and the Committee in establishing such goals and interpreting the Plan shall be guided by such provisions. Prior to the payment of any compensation based on the achievement of Performance Goals applicable to Qualified Performance Awards, the Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Qualified Performance Awards made pursuant to this Plan shall be determined by the Committee.

      (b) Notwithstanding anything to the contrary contained in this Plan, the following limitations shall apply to any Employee Awards made hereunder:

(i) no Participant may be granted, during any fiscal year, Employee Awards consisting of Stock Awards (including Stock Awards that are granted as Performance Awards) covering or relating to more than 100,000 shares of Common Stock (the limitation set forth in this clause (ii), together with the limitation set forth in clause (c)(ii) below, being hereinafter collectively referred to as the “Stock Based Awards Limitations”); and

(ii) no Participant may be granted Employee Awards under this Plan consisting of cash (including Awards that are granted as Performance Awards) in respect of any fiscal year having a value determined on the Grant Date in excess of $2,000,000.

      (c) Notwithstanding anything to the contrary contained in this Plan the following limitations shall apply to any Director Awards, excluding consideration of any awards granted as conversion awards under paragraph (d) below made hereunder:

(i) no Participant may be granted, during any fiscal year, Director Awards consisting of Stock Awards covering or relating to more than 2,500 shares of Common Stock.

      (d) Pursuant to a grant of authority by the Committee, the Company entered into Phantom Stock Agreements with Directors as of May 30, 2003. The Phantom Stock Agreements provided for a grant of 1,000 hypothetical common shares of the Company in lieu of a grant of a stock option to each Director under the Company’s 2004 Incentive Plan. Such Agreements provided that, upon approval of this Plan by the shareholders of the Company in 2004, the Phantom Stock awards granted to Directors would be settled in Common Stock in lieu of the cash payment provided under the Phantom Stock Agreements. Approval of this Plan by the Company’s shareholders in accordance with paragraph 19 hereof shall constitute the approval required by such Phantom Stock Agreements.

      9. Payment of Awards.

      (a) General. Payment made to a Participant pursuant to an Award may be made in the form of cash or Common Stock, or a combination thereof, and may include such restrictions as the Committee shall determine, including, in the case of Common Stock, restrictions on transfer and forfeiture provisions. If such payment is made in the form of Restricted Stock, the Committee shall specify whether the underlying shares are to be issued at the beginning or end of the Restriction Period. In the event that shares of Restricted Stock are to be issued at the beginning of the Restriction Period, the certificates evidencing such shares (to the extent that such shares are so evidenced) shall contain appropriate legends and restrictions that describe the terms and conditions of the restrictions applicable thereto. In the event that shares of Restricted Stock are to be issued at the end of the Restricted Period, the right to receive such shares shall be evidenced by book entry registration or in such other manner as the Committee may determine.

      (b) Deferral. With the approval of the Committee, amounts payable in respect of Awards may be deferred and paid either in the form of installments or as a lump-sum payment. The Committee may permit selected Participants to elect to defer payments of some or all types of Awards or any other compensation otherwise payable by the Company in accordance with procedures established by the Committee and may provide that such deferred compensation may be payable in shares of Common Stock. Any deferred payment pursuant to an Award, whether elected by the Participant or specified by the Award Agreement or the terms of the Award or by the Committee, may be forfeited if and to the extent that the Award Agreement or the terms of the Award so provide.

      (c) Dividends, Earnings and Interest. Rights to dividends or Dividend Equivalents may be extended to and made part of any Stock Award, subject to such terms, conditions and restrictions as the Committee may establish. The Committee may also establish rules and procedures for the crediting of interest or other earnings on deferred cash payments and Dividend Equivalents for Stock Awards.

      (d) Substitution of Awards. Subject to paragraphs 11 and 13, at the discretion of the Committee, an Employee may be offered an election to substitute an Employee Award for another Employee Award or Employee Awards of the same or different type.

      10. Taxes. The Company or its designated third party administrator shall have the right to deduct applicable taxes from any Employee Award payment and withhold, at the time of delivery or vesting of cash or shares of Common Stock under this Plan, an appropriate amount of cash or number of shares of Common Stock or a combination thereof for payment of taxes or other amounts required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Committee may also permit withholding to be satisfied by the transfer to the Company of shares of Common Stock theretofore owned by the holder of the Employee Award with respect to which withholding is required. If shares of Common Stock are used to satisfy tax withholding, such shares shall be valued based on the Fair Market Value when the tax withholding is required to be made. The Committee may provide for loans, to the extent not otherwise prohibited by law, on either a short term or demand basis, from the Company to an Employee to permit the payment of taxes required by law.

      11. Amendment, Modification, Suspension or Termination of the Plan. The Board may amend, modify, suspend or terminate this Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that (i) no amendment or alteration that would adversely affect the rights of any Participant under any Award previously granted to such Participant shall be made without the consent of such Participant and (ii) no amendment or alteration shall be effective prior to its approval by the stockholders of the Company to the extent such approval is required by applicable legal requirements or the applicable requirements of the securities exchange on which the Company’s Common Stock is listed.

      12. Assignability. Unless otherwise determined by the Committee and provided in the Award Agreement or the terms of the Award, no Award or any other benefit under this Plan shall be assignable or otherwise transferable except by will, by beneficiary designation or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder. In the event that a beneficiary designation conflicts with an assignment by will, the beneficiary designation will prevail. The Committee may prescribe and include in applicable Award Agreements or the terms of the Award other restrictions on transfer. Any attempted assignment of an Award or any other benefit under this Plan in violation of this paragraph 12 shall be null and void, except as permitted by paragraph 20 hereof.

      13. Adjustments.

      (a) The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the existing Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

      (b) In the event of any subdivision or consolidation of outstanding shares of Common Stock, declaration of a dividend payable in shares of Common Stock or other stock split, then (i) the number of shares of Common Stock reserved under this Plan and available for issuance pursuant to specific types of Awards as described in paragraph 5, (ii) the number of shares of Common Stock covered by outstanding Awards, (iii) the appropriate Fair Market Value and other price determinations for such Awards, and (iv) the Stock Based Awards Limitations shall each be proportionately adjusted by the Committee as appropriate to reflect such transaction. In the event of any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another Company or entity, the adoption by the Company of any plan of exchange affecting Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock), the Committee shall make appropriate adjustments to (x) the number of shares of Common Stock reserved under this Plan and (y)(i) the number of shares of Common Stock covered by Awards, (ii) the appropriate Fair Market Value and other price determinations for such Awards, and (iii) the Stock Based Awards Limitations to reflect such transaction; provided that such adjustments shall only be such as are necessary to maintain the proportionate interest of the holders of the Awards and preserve, without increasing, the value of such Awards. In the event of a corporate merger, consolidation, acquisition of assets or stock, separation, reorganization, or liquidation, the Board shall be authorized (x) to assume under the Plan previously issued compensatory awards, or to substitute new Awards for previously issued compensatory awards, including Awards, as part of such adjustment or (y) to cancel any such Awards and to deliver to the Participants cash in an amount that the Board shall determine in its sole discretion is equal to the fair market value of such Awards on the date of such event.

      14. Restrictions. No Common Stock or other form of payment shall be issued with respect to any Award unless the Company shall be satisfied based on the advice of its counsel that such issuance will be in compliance with applicable federal and state securities laws. Certificates evidencing shares of Common Stock delivered under this Plan (to the extent that such shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed or to which it is admitted for quotation and any applicable federal or state securities law. The Committee may cause a legend or legends to be placed upon such certificates (if any) to make appropriate reference to such restrictions.

      15. Unfunded Plan. This Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants under this Plan, any such accounts shall be used merely as a bookkeeping convenience, including bookkeeping accounts established by a third party administrator retained by the Company to administer the Plan. The Company shall not be required to segregate any assets for purposes of this Plan or Awards hereunder, nor shall the Company, the Board or the Committee be deemed to be a trustee of any benefit to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to an Award under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement or the terms of the Award, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

      16. Right to Employment. Nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or other service relationship at any time, nor confer upon any Participant any right to continue in the capacity in which he or she is employed or otherwise serves the Company.

      17. Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

      18. Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Texas.

      19. Effectiveness. The Plan shall be effective on the date that it is approved by the stockholders of the Company at its 2004 annual meeting. No Awards shall be made after the tenth anniversary of the effective date of the Plan.

      20. Permitted Transfers. The Committee may, in its discretion, authorize all or a portion of the Awards to be granted to a Participant to be on terms that permit transfer by such Participant to (i) the spouse, parents, siblings, children or grandchildren of the Participant (“Immediate Family Members”), (ii) a trust or trusts for exclusive benefit of such Immediate Family Members, or (iii) a partnership in which such Immediate Family Members are the only partners; provided that (x) there may be no consideration for any such transfer, (y), if applicable, the Award Agreement pursuant to which such Award is granted must be approved by the Committee, and must expressly provide for transferability in a manner consistent with this Paragraph 20, and (z) subsequent transfers of transferred Awards shall be prohibited except those otherwise in accordance with Paragraph 12. Following transfer, any such Awards shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that (i) in the event of termination of employment, Paragraph 12 hereof shall continue to be applied with respect to the original Participant who is an employee, following which the Employee Awards shall be exercisable by the transferee only to the extent, and for the periods specified in Paragraph 12 and the applicable Award Agreement, (ii) the original Participant shall remain subject to the withholding tax provisions of Paragraph 10, and (iii) the Company shall have no duty or obligation to provide notice to a transferee of any action or event affecting the rights of the transferee under the Plan including, without limitation, any amendment, modification, suspension or termination of the Plan pursuant to Paragraph 11, the early termination of an Award pursuant to Paragraph 8, or adjustments to the amount of the Awards pursuant to Paragraph 13.

Annual Meeting Proxy Card

A. Election of Directors
1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold
01 – Jerry M. Armstrong	[ ]	[ ]

02 – Paul G. Van Wagenen	[ ]	[ ]

B. Other Matters
The Board of Directors recommends a vote FOR the following proposals.

		For	Against	Abstain
2.	APPROVAL OF THE 2004 INCENTIVE PLAN as more fully described in the accompanying Proxy Statement.	[ ]	[ ]	[ ]

		For	Against	Abstain
3.	RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP as independent accountants to audit the financial statements of the Company for 2004.	[ ]	[ ]	[ ]

C. Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.
NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint owners must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 – Please keep signature within the box	Signature 2 – Please keep signature within the box	Date (mm/dd/yyyy)

/ /

Proxy - Pogo Producing Company

Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting
of Shareholders to be held Tuesday, April 27, 2004.

The undersigned hereby appoints Paul G. Van Wagenen and John O. McCoy, Jr., or either of them, proxies, with full power of substitution and with discretionary authority, to vote all shares of Common Stock of Pogo Producing Company (the “Company”) that the undersigned would be entitled to vote at the 2004 Annual Meeting of Shareholders, or at any adjournments thereof, on all matters which may come before such meeting, all as set forth in the accompanying Proxy Statement, including the proposals set forth on the reverse side of this Proxy.

This Proxy will be voted as you specified on the reverse side. If no specification is made, the Proxy will be voted FOR the election of the nominees listed in Item 1, FOR the proposal to approve the 2004 Incentive Plan, FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP to audit the financial statements of the Company for 2004 and IN THE DISCRETION OF THE PROXIES for such other business as may properly come before the meeting. Receipt of the Notice of, and Proxy Statement for, the Annual Meeting and the 2003 Annual Report to Shareholders of Pogo Producing Company is hereby acknowledged.

PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

IMPORTANT — This Proxy must be signed and dated on the reverse side.